Exhibit (p)(2)

MFS® Code of Ethics Policy December 29, 2023 Applies to All MFS full-time, part-time and temporary employees globally All MFS contractors, interns and co-ops who have been notified by Compliance that they are subject to this policy All MFS entities Questions? iComply@mfs.com Compliance Helpline, x54290 Ryan Erickson, x54430 Elysa Aswad, x54535 Carrie Arnott, x55971 For more information on administration such as regulatory authority, supervision, interpretation and escalation, monitoring, related policies, amendment or recordkeeping please click this link. Personal Investing The inherent nature of MFS’ services in selecting and trading securities has the potential to create a real or apparent conflict of interest with your personal investing activities. As a result, every individual subject to this policy has a fiduciary duty to avoid taking personal advantage of any knowledge of our clients’ investment activities. Following the letter and spirit of the rules in this policy is central to meeting client expectations and ensuring that we remain a trusted and respected firm.

Rules That Apply to Everyone

Your fiduciary duty

Always place client interests ahead of your own. You must never:

- Take advantage of your position at MFS to misappropriate investment opportunities from MFS clients.
- Seek to defraud an MFS client or do anything that could have the effect of creating fraud or manipulation.
- Mislead a client.

Account reporting obligations

Make sure you understand which accounts are reportable accounts. To determine whether an account is reportable, ask the following questions:

1 Is the account one of the following?
   - A brokerage account.
   - Any other type of account (such as employee stock option or stock purchase plans or UK Stocks and Shares ISA accounts) in which you have the ability to hold or trade reportable securities (see the list of reportable securities on page 8).
   - Any account, including MFS-sponsored retirement or benefit plans, that holds a reportable fund (see definition of reportable fund on page 9 and a list of these funds on iComply).

2 Is any of the following true?
   - You beneficially own the account.
   - The account is beneficially owned by your spouse or domestic partner.
   - The account is beneficially owned by another member of your household such as a parent, sibling or child for whom you provide financial support, such as sharing of household expenses.
   - The account is beneficially owned by anyone who you claim as a tax deduction.
   - The account is controlled (such as via trading authority or power of attorney) by you or another member of your household (other than to fulfill duties of employment) for whom you provide financial support, such as sharing of household expenses.

If you answered "yes" to both questions, the account is reportable.

HELPFUL TO KNOW

Beneficial ownership

The concept of beneficial ownership is broader than that of outright ownership. Anyone who is in a position to benefit from the gains or income from, or who controls, an account or investment is considered to have beneficial ownership. This means that this policy applies not only to you, but to others that share beneficial ownership in these accounts or securities. See examples on page 7. Frequently Asked Questions on the topic can be found here.

Ensure that MFS receives account statements for all your reportable accounts. Depending on the type of account or your location, you may need to provide them to Compliance directly.

Promptly report any newly opened reportable account or any existing account that has become reportable (including those at an approved broker). This includes accounts that become reportable accounts through life events, such as marriage, divorce, power of attorney or inheritance.

ADDITIONAL REQUIREMENT FOR US EMPLOYEES

Does not include interns, contractors, co-ops, or temporary employees

Maintain your reportable accounts at an approved broker. When you join MFS, if you have accounts at non- approved brokers you must close them or move them to an approved broker (list available on iComply).

In rare cases, if you file a request that includes valid reasons for an exception, we may permit you to maintain a reportable account at a broker not on the approved broker list (for instance, if you have a fully discretionary account).

HELPFUL TO KNOW

Mobile Investing Apps

Many brokerage firms offer apps for mobile devices that allow you to quickly invest in reportable securities. Be aware that these apps are brokerage accounts that are covered by this policy, and all of its rules apply to those accounts as they would to any other brokerage account. Be aware of these rules and be sure to speak with your family or household members about the applicability of this policy when using such apps.

Personal Investing | **Page 2**

MFS

HELPFUL TO KNOW

Discretionary accounts and automatic investment plans

Discretionary accounts (accounts that are managed for you by a third-party registered investment adviser or bank or trust company) and transactions made under an automatic investment plan (such as an Employee Stock Ownership Plan) are reportable, but with approval from Compliance they are:

- exempt from quarterly transaction and annual holdings certifications (though you must still provide account statements).
- exempt from the Access Person and Research Analyst/Portfolio Manager trading rules (such as the rules concerning pre-clearance and the 60-day holding period, pp. 5–6), but you still must obtain pre-approval before your advisor participates in an IPO or private placement.
- exempt from certain "Ethical Personal Investing" trading rules such as excessive trading and trading of MFS funds (pp. 3–4).

Request approval for these accounts using the Account Exception form found in iComply.

Securities reporting obligations

Make sure you understand which securities are reportable securities. This includes most stocks, bonds, MFS funds, exchange-traded funds (ETFs), futures, options, structured products, private placements and other unregistered securities even if they are not held in a reportable account. See the table on page 8.

Report all applicable accounts, transactions and holdings timely. Use the iComply system and submit all reports by these deadlines:

- Initial Accounts & Holdings reports: Submit within 10 calendar days of hire or upon an access level change. Information about these holdings must be no more than 45 days old when submitted.
- Quarterly Personal Transaction Report: Submit within 30 days of the end of each calendar quarter.
- Annual Holdings Report: Submit within 30 days of the end of each calendar year.

Note that you must submit each report even if no transactions or other changes occurred during the time period.

The Quarterly Personal Transaction Reports do not need to include:

- Transactions or holdings in non-reportable securities.
- Transactions or holdings in discretionary accounts for which there is an approval on file with Compliance.
- Involuntary transactions, such as automatic investment plans, dividend reinvestments, etc. The Annual Holdings Report, however, must reflect these transactions.

ADDITIONAL REQUIREMENTS FOR APPOINTED REPRESENTATIVES IN SINGAPORE

Provide a copy of the contract note for any trade of any security, including reportable securities and non- reportable securities, to Singapore Compliance, within 7 days of the trade. Check with Singapore Compliance on the information you must provide.

Ethical Personal Investing

Never trade securities based on the improper use of information, and never help anyone else to do so. This includes any trade based on:

- Information about the investments of any MFS client, including front-running and tailgating (trading just before or just after a similar trade for a client account).
- Confidential information or inside information (information about the issuer of a security, or the security itself, that is both material and non-public).

Do not buy or sell options on Reportable Securities. This includes options on equities (but not employee stock options), ETFs and indexes. This rule does not apply to those securities listed in the Exempt Securities box below.

Do not sell securities short. This rule does not apply to those securities listed in the Exempt Securities box below.

IMPORTANT TO KNOW

Securities exempt from options and short selling rules

- Options on, or ETFs that track, the following indexes: S&P 500; NASDAQ 100; Russell 2000; S&P Europe 350; FTSE 100; FTSE Mid 250; Hang Seng 100; Nikkei 225; S&P ASX 200; S&P TSX; STOXX Europe 600
- Options (but not ETFs) based on non-reportable securities (e.g. commodities, currencies, US Treasuries)

Consult with Compliance when uncertain. Compliance may update this list with approval from the Employee Conduct Oversight Committee and maintain a current list on iComply.

Personal Investing | Page 3

Do not trade excessively. At MFS, personal trading is a privilege, not To request approval for an IPO or secondary offering, enter an Initial a right. It should never interfere with your job performance. Public Offering Request using the form found on iComply. Note MFS may limit the number of trades you are allowed during a given that approval is not typically granted, and when granted often period, or may discipline you for trading excessively. In addition, involves strict limits. frequent trading in MFS funds may trigger other penalties, as described in the relevant fund prospectuses. Never use a derivative, or any other instrument or technique, to get around a rule. If an investment transaction is prohibited, Do not accept investment discretion over accounts that are not then you are also prohibited from effectively accomplishing the yours. In limited circumstances, and with advance approval from same thing by using futures, options, ETFs or any other type of Compliance, you may be allowed to assume power of attorney relating financial instrument. to financial or investment matters for another person or entity. Do not invest in Contracts for Difference or engage in spread If you become an executor or trustee of an estate and it involves betting on financial markets. This includes any wagering on market control over a securities account, you must notify Compliance upon spreads or behaviors and any off-exchange trading. assuming the role, and you must meet any reporting or pre-clearance obligations that apply. Do not invest in exchange traded funds based on exposure to a single security or issuer (“single-stock ETFs”). These products Do not participate in any investment contest or club. This applies offer leveraged, inverse, or other complex exposure and are often whether or not any compensation or prize is awarded. designed to provide returns over short periods of time. Do not trade securities that MFS has restricted. Follow MFS’ Do not trade on margin and do not use good ‘til canceled limit instructions when you are notified of a restriction in designated orders. This rule does not apply to securities that are not subject to securities. pre-clearance or to accounts where a registered investment adviser has investment discretion. Only make investments in MFS open-end funds or funds sub-advised by MFS through these methods: Directly through MFS Service Center (for US open-end funds) or HELPFUL TO KNOW § State Street (Lux) (for Meridian Funds) Changes in job status and life events § Through an MFS Approved Broker (US employees) When changing jobs within MFS, ensure that you understand the rules that § Non-US employees may invest through a financial institution of apply to you. Confirm with your new manager and Compliance what your access level is and what restrictions and requirements apply to you. their choice When going on leave, you must continue to comply with this policy unless § Through an MFS-sponsored benefit plan account otherwise approved by Compliance. When you return from leave you must complete any outstanding obligations. § Accounts for which you have received an exception from Be cognizant of reporting obligations under this policy when life events Compliance, such as a fully discretionary account occur such as marriage, divorce or inheritance of an account. Consult with Note that investments in non-MFS accounts are publicly available Compliance when uncertain. share classes only. You must also follow all rules of the relevant prospectus and all rules in this policy, such as reporting and statements. Do not participate in initial public offerings (IPOs) or other limited offerings of securities except with advance approval from MFS. This rule includes initial, secondary and follow-on offerings of equity securities and closed-end funds and new issues of corporate debt securities.

Rules that Apply Only to Access Persons

Pre-clearing personal trades

WHICH ACCESS LEVEL ARE YOU?

Access Persons Most MFS personnel, including all officers and directors, are designated as Access Persons. You should consider yourself an Access Person unless it has been communicated to you by Compliance that you are not.

Research Analysts and Portfolio Managers In addition to the rules for Access Persons, these individuals are subject to additional rules, as noted on the following pages.

Compliance may designate other personnel as Access Persons. This may include consultants, contractors or interns who provide services to MFS, and employees of Sun Life Financial Inc.

Make sure you understand which securities require pre-clearance. Note that there are some differences between which securities require pre-clearance and which must be reported. See the table on page 8 of this policy.

Pre-clear all personal trades in applicable securities. Request pre-clearance on the day you want to place the trade by entering your request in the iComply system. Remember that you must pre-clear trades for all of your reportable accounts (such as those of a spouse or domestic partner) as well as for securities not held in an account.

Once you have requested pre-clearance, wait for a response. Do NOT place any trade order until you have received notice of approval for that trade. Note that pre-clearance requests can be denied at any time and for any reason.

Pre-clearance approvals expire at the end of the trading day on which they are issued.

Obtain advance approval for any private investments or other unregistered securities. This includes private placements (investments in private companies), private investment in public equity securities (PIPES), hedge funds or other private funds, "crowdfunding" or "crowdsourcing" investments, peer-to-peer lending, pooled vehicles (such as partnerships), Initial Coin Offerings (ICO's), Security Tokens and other similar investments.

Before investing, enter a Private Placement/Unregistered Securities Approval Request found on iComply, and do not act until you have received approval.

Limits to personal investment practices

Do not buy and then sell (or sell and then buy) at a profit the same or equivalent reportable security within 60 calendar days. MFS may interpret this rule very broadly. For example, it may look at transactions across all of your reportable accounts and may match trades that are not of the same size, security type or tax lot. Any gains realized in connection with these transactions must be surrendered. Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion, or to involuntary transactions. *Japan-based personnel: See rule with higher standard below.*

ADDITIONAL REQUIREMENTS FOR JAPAN-BASED PERSONNEL

Do not buy and then sell (or sell and then buy) the same or equivalent reportable security within six months.

Never trade personally in any security you have researched in the prior 30 days or are scheduled to research in the future.

Personal Investing | **Page 5**

ADDITIONAL REQUIREMENTS FOR RESEARCH ANALYSTS

including Research Associates and Portfolio Managers who may write research notes

Never trade (or transfer ownership of) reportable securities personally while in possession of material information about an issuer you have researched or been assigned to research unless you have already communicated the information in a research note. *Japan-based personnel: See rule with higher standard below.*

Understand and fulfill your duties with regard to research recommendations. You have an affirmative duty to provide unbiased and timely research recommendations in a research note. You must:

- Disclose trading opportunities for client accounts prior to trading personally in any securities of that issuer.
- Provide a research recommendation if a security is suitable for the client accounts even if you have already traded the security personally or if making such a recommendation would create the appearance of a conflict of interest. Notify Compliance promptly of any apparent conflicts, but do not refrain from making a research recommendation.

ADDITIONAL REQUIREMENTS FOR PORTFOLIO MANAGERS

including Research Analysts assigned to a fund as a portfolio manager

Never personally trade (or transfer ownership of) a reportable security within seven calendar days before or after a trade in any security or derivative of the same issuer in any client account that you manage. In practice, this means:

- Contacting Compliance promptly when deciding to make a portfolio trade in any security you have personally traded within the past seven calendar days (but do not refrain from making a trade that is suitable for a client account even if you have traded the security personally).
- Refraining from personally trading any reportable securities you think any of your client accounts might wish to trade within the next seven calendar days.
- Delaying personal trades in any reportable securities your client accounts have traded until the eighth calendar day after the most recent trade by a client account (or longer, to be certain of avoiding any appearance of conflict of interest).

Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion or to involuntary transactions.

Never buy and then sell (or sell and then buy), within 14 calendar days, any shares of a fund you manage.

Contact Compliance before any fund you manage invests in any securities of an issuer whose private securities you own or if the private entity enters into a material transaction with a public issuer. You will need to disclose your private interest and assist Compliance in performing review.

Personal Investing | Page 6

Additional Information for all Personnel Subject to this Policy

BENEFICIAL OWNERSHIP: PRACTICAL EXAMPLES

Accounts of parents or children

- You share a household with one or both parents, but you do not provide any financial support to the parent(s): You are not a beneficial owner of the parents' accounts and securities.
- You share a household with one or more of your children, whether minor or adult, and you provide financial support to the child: You are a beneficial owner of the child's accounts and securities.
- You have a child who lives elsewhere whom you claim as a dependent for tax purposes: You are a beneficial owner of the child's accounts and securities.

Accounts of domestic partners or roommates

- You are a joint owner or named beneficiary on an account of which a domestic partner is an owner: You are a beneficial owner of the domestic partner's accounts and securities.
- You provide financial support to a domestic partner, either directly or by paying any portion of household costs: You are a beneficial owner of the domestic partner's accounts and securities.
- You have a roommate: Generally, roommates are presumed to be temporary and to have no beneficial interest in one another's accounts and securities.

UGMA/UTMA accounts

- Either you or your spouse is the custodian of a Uniform Gift/ Trust to Minor Account (UGMA/UTMA) for a minor, and one or both of you is a parent of the minor: You are a beneficial owner of the account. (If someone else is the custodian, you are not a beneficial owner.)
- Either you or your spouse is the beneficiary of an UGMA/UTMA account and is of majority age (for instance, 18 years or older in Massachusetts): You are a beneficial owner of the account.

Transfer on death (TOD) accounts

- You automatically become the registered owner upon the death of the prior account owner: You are a beneficial owner as of the date the account is re-registered in your name, but not before.

Trusts

- You are a trustee for an account whose beneficiaries are not immediate family members: Beneficial ownership is determined on a case-by-case basis, including whether it constitutes an outside business activity (see the Outside Activities & Affiliations Policy).
- You are a trustee for an account and you or a family member is a beneficiary: You are a beneficial owner of the account.
- You are a beneficiary of the account and can make investment decisions without consulting a trustee: You are a beneficial owner of the account.
- You are a beneficiary of the account but have no investment control: You are a beneficial owner as of the date the trust is distributed, but not before.
- You are the settlor of a revocable trust: You are a beneficial owner of the account.
- Your spouse or domestic partner is a trustee and a beneficiary: Beneficial ownership is determined on a case-by-case basis.

Investment powers over an account

- You have power of attorney over an account: You are a beneficial owner as of the date you assume control of the trading or investment decisions on the account, but not before.
- You have investment discretion over an account that holds, or could hold, reportable securities: You are a beneficial owner of the account, regardless of the location, account type or the registered owner(s) (other than to fulfill duties of employment).
- You are serving in a role that allows or requires you to delegate investment discretion to an independent third party: Beneficial ownership is determined on a case-by-case basis.

HELPFUL TO KNOW

How we enforce this policy

Compliance is responsible for interpreting and enforcing this policy. Exceptions may only be granted by Compliance. In that capacity, Compliance reviews and monitors transactions and reports and also investigates potential violations.

The Employee Conduct Oversight Committee reviews potential violations, and where it determines that a violation has occurred, it usually imposes a penalty. These may range from a violation notice to a requirement to surrender profits to a termination of employment, among other possibilities.

Personal Investing | **Page 7**

Additional Information for all Personnel Subject to this Policy Report Pre-clear Security types and transactions that must be reported and/or pre-cleared All personnel Access persons only Note: Securities terminology varies widely in global markets. If a security type is not listed here or you are unsure how a security is treated under this policy, please contact Compliance directly. Funds Money market funds (MFS or other) No No Open-end funds and other pooled products that are advised or sub-advised by MFS (and are not money market funds) Yes No Open-end funds that are not advised or sub-advised by MFS No No 529 Plans holding MFS advised or sub-advised funds Yes No Closed-end funds (including venture capital trusts, investment trusts and MFS closed-end funds) Yes Yes Exchange-traded funds (ETFs) and exchange-traded notes (ETNs), including options, futures, structured notes and other Yes No derivatives related to these exchange-traded securities Private funds Yes Yes Equities Sun Life Financial Inc. (publicly traded shares) Yes Yes Equity securities, including real estate investment trusts (REITS), and including options, futures, structured notes or Yes Yes other derivatives on equities Fixed income Corporate and municipal bond securities, including options, futures or other derivatives Yes Yes US Treasury securities and other obligations backed by the full faith and credit of the US government No No Government agency debt obligations that are not backed by the full faith and credit of the issuing government (for example, Yes Yes in the US Fannie Mae, Freddie Mac, Federal Home Loan Banks, Federal Farm Credit Banks and Tennessee Valley Authority) Government securities issued by Australia, Canada, Japan, Singapore, and the UK Yes No All other government securities issued from countries not shown above, and options, futures or other derivatives on Yes Yes these securities. Money market instruments, such as certi?cates of deposit and commercial paper No No Other types of assets Initial and subsequent investments (including capital calls) in any private placement or other unregistered securities Yes Yes (including real estate limited partnerships or cooperatives) Private MFS stock and private shares of Sun Life of Canada (US) Financial Services Holdings, Inc. No No Limited offerings, IPOs, secondary offerings Yes Yes Derivatives (such as options, futures or swaps) on security indexes Yes No Only if noti?ed by Only if noti?ed by Derivatives (such as options, futures or swaps) on commodities and currencies, including virtual currencies Compliance Compliance Other types of transactions Involuntary transactions (see de?nition below) No No Gifts of securities, including charitable donations, transfers of ownership, and inheritances Yes No

Terms with special meanings Within this policy, the following terms carry the specific meanings reportable funds Any fund for which MFS acts as investment advisor, indicated below. sub-advisor, or principal underwriter including MFS retail funds, MFS Variable Insurance Trust and MFS Meridian funds. See the iComply system contract for difference A contract for difference (CFD) is a contract Policies & Procedures page for a current list of reportable funds. between an investor and an investment bank or a spread-betting firm. At the end of the contract, the parties exchange the difference between the opening and closing prices of a specified financial instrument, including shares or commodities. involuntary transaction Transactions that are not under your direct or indirect influence or control, such as inheritances, gifts received, automatic investment plans, dividends and dividend reinvestments, corporate actions (such as stock splits, reverse splits, mergers, consolidations, spin-offs and reorganizations), exercise of a conversion or redemption right or automatic expiration of an option. Policies & Procedures page for a current list of reportable funds.